SUBSIDIARY OF THE REGISTRANT


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                                                                             Percentage of           State of Incorporation
        Parent                            Subsidiary                          Ownership                 or Organization
AMB Financial Corp.                 American Savings, FSB                        100%                       Federal
American Savings, FSB               NIFCO, Inc.                                  100%                       Indiana
NIFCO, Inc.                         Ridge Management, Inc.                       100%                       Indiana


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